Free Writing Prospectus	Filed Pursuant to Rule 433(d)

Registration Statement No. 333-157296

TERM SHEET

Dated May 11, 2011

Issuer:	Japan Finance Corporation (JFC)

Security:	2.50% Guaranteed Bonds due May 18, 2016

Ratings:	Moody’s: Aa2; S&P: AA- Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Guarantee:	Payments of principal and interest are unconditionally and irrevocably guaranteed by Japan

Ranking:	Senior unsecured

Currency / Principal Amount:	US$2,000,000,000

Denomination:	US$100,000 x US$100,000

Pricing Date:	May 11, 2011

Settlement Date:	May 18, 2011

Maturity Date:	May 18, 2016

Coupon:	2.50% (Semi-annual, 30/360)

Interest Payment Dates:	May 18 and November 18 of each year, commencing November 18, 2011 and ending May 18, 2016.

Redemption after the Occurrence of a Tax Event:	JFC may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts JFC is required to pay, as described in the prospectus supplement

Price to Public:	99.799%

Underwriting Discount:	0.125%

Proceeds, before Expenses, to JFC:	99.674%

Benchmark U.S. Treasury:	2.00% due April 30, 2016

Benchmark Yield:	1.897%

Spread:	64.6bps

Yield:	2.543%

Joint Lead Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Bank PLC Citigroup Global Markets Inc. The Hongkong and Shanghai Banking Corporation Limited

Format:	SEC-Registered

Clearing Systems:	Euroclear and Clearstream (International global bond held at the common depositary); DTC (DTC global bond)

International Global Bond ISIN:	XS0626668973

International Global Bond Common Code:	062666897

DTC Global Bond ISIN:	US471065AG72

DTC Global Bond CUSIP:	471065 AG7

Use of Proceeds:	The net proceeds of the issue of the bonds will be used solely and exclusively for the operations of Japan Bank for International Cooperation or “JBIC”, the international arm of JFC.

Governing Law:	New York

Listing:	London Stock Exchange’s Regulated Market

You can access JFC’s most recent prospectus satisfying the requirements of Section 10 of the United States Securities Act of 1933, as amended, at the following website:

http://www.sec.gov/Archives/edgar/data/1109604/000119312511131483/d424b5.htm

Each purchaser of the bonds offered hereby will be deemed to have represented that it is a “Gross Recipient” as defined on page S-3 of the foregoing prospectus supplement.

JFC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents JFC has filed with the SEC for more complete information about JFC and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, JFC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 (toll free from the United States).